Exhibit 23.5

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 10, 2011, with respect to the combined balance sheet of KW/WDC Portfolio Member LLC and subsidiaries and One Carlsbad as of December 31, 2010, and the related combined statements of operations, equity and cash flows for the year then ended, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the December 31, 2011 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

February 14, 2013